Exhibit 99.2

Part II

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

We are a diversified operator of eighteen wholly-owned gaming entertainment properties, one joint-venture property, a Hawaiian travel agency, a Hawaiian-based insurance company that underwrites travel-related insurance and an offsite sports book. Headquartered in Las Vegas, we have gaming operations in Nevada, Illinois, Louisiana, Mississippi, Indiana and New Jersey. We aggregate certain of our wholly-owned properties in order to present five reportable segments: Las Vegas Locals, Stardust, Downtown Las Vegas, Central Region and Borgata Hotel Casino & Spa, our 50% joint venture in Atlantic City, New Jersey. For further information related to our segment information, including the property compositions of each segment, the definition of Adjusted EBITDA and reconciliations of certain financial information, see Note 17 to our Consolidated Financial Statements presented at Item 15. “Exhibits and Financial Statement Schedules.”

Our main business emphasis is on slot revenues, which are highly dependent on the volume of customers at our properties. Gross revenues are one of the main performance indicators of our properties. Most of our revenue is cash-based, and our properties have historically generated significant operating cash flow. Our industry is capital intensive, and we rely heavily on the ability of our properties to generate operating cash flow to repay debt financing, pay income taxes, fund maintenance capital expenditures and provide excess cash for future development and the payment of dividends.

Overall Outlook

Over the past few years, we have been working to strategically position our Company for greater success by strengthening our operating foundation and effecting strategic growth in order to attempt to increase shareholder value. The following is a listing of our most recently completed areas of growth:

•	Expansion of Blue Chip Hotel and Casino in January 2006 through the construction of a single-level boat that allowed us to expand our casino to 2,170 slot machines and 51 table games.
•	Opening of South Coast Hotel and Casino in December 2005 with 2,366 slot machines and 52 table games.
•	Opening of 206-room hotel at Delta Downs Racetrack Casino and Hotel in March 2005.
•	Opening of a new 461-room hotel tower at The Orleans Hotel and Casino in October 2004.
•	July 2004 merger with Coast Casinos that added four existing casino hotel properties to our portfolio.
•	May 2004 acquisition of Sam’s Town Shreveport.

We are currently focused on future expansion projects at several of our properties, including our recently announced $4.0 billion project named Echelon Place. Echelon Place will occupy the 63 acres we own on the Las Vegas Strip on which the Stardust is currently located. We plan to operate the Stardust through 2006 after which we expect to close and demolish the property. We plan to develop Echelon Place in one phase and to open it in early 2010.

In addition to our expansion projects mentioned above, we regularly evaluate opportunities for growth through development of gaming operations in existing or new markets and through acquiring other gaming entertainment facilities. For example, in late 2005, we formed a Pennsylvania limited partnership in which we are the general partner and have an ownership interest of 90%, that owns a 125-acre site in Pennsylvania that subsequently filed gaming applications with the Pennsylvania Gaming Control Board seeking selection to apply for a gaming license. In addition, in early 2006, we purchased land in North Las Vegas for the development of a Las Vegas locals casino. These projects are described in more detail at “Management’s Discussion and Analysis of Financial Position and Results of Operations — Projects.”

Summary Financial Results

	Year ended December 31,
(In thousands)	2005	2004	2003
Gross revenues	$2,471,003	$1,932,091	$1,394,529
Operating income	402,486	295,958	148,800
Income before cumulative effect of a change in accounting principle	161,049	111,454	40,933

Our July 2004 merger with Coast Casinos is the primary reason that our 2005 operating results increased from 2004 and that our 2004 operating results increased from 2003. Our operating results for 2004 contain six months of operations from the Coast properties, whereas our 2005 operating results contain a full year of operations from these properties.

With the December 2005 opening of South Coast Hotel and Casino, we now operate 12 properties in or near Las Vegas, Nevada. In 2005, gross revenues from our Nevada properties contributed 61% of our consolidated gross revenues. As such, the state of the Las Vegas economy can affect the operating results of our Nevada properties. In 2005 and recent years, the Las Vegas economy continued to be a leader in the nation for both population and job growth. This strong Las Vegas economy helped drive results in our Nevada operations. Additionally, Downtown Las Vegas generate a significant portion of their business from Hawaiian feeder markets and have experienced increased volumes due to a strong Hawaiian economy in 2005.

We were impacted in 2005 from two hurricanes that affected certain of our Central Region properties. Treasure Chest Casino closed in August 2005 as a result of Hurricane Katrina and remained closed for 44 days, reopening in October with limited hours of operation and limited food and beverage outlets. Delta Downs Racetrack Casino & Hotel closed in September 2005 as a result of Hurricane Rita and remained closed for 42 days, reopening in November 2005 with limited hours of operation and limited food and beverage outlets. Horse races at Delta Downs are scheduled to resume in April 2006. Insurance matters related to the hurricane impacts on both properties are described in further detail at “— Insurance Coverage Related to Hurricane Impacts at Treasure Chest and Delta Downs.”

Gross Revenues

	Year ended December 31,
(In thousands)	2005	2004	2003
Gross Revenues
Las Vegas Locals	$1,038,239	$584,283	$188,387
Stardust	183,020	174,579	158,200
Downtown Las Vegas	282,363	260,377	252,967
Central Region	967,381	912,852	794,975

Total gross revenues	$2,471,003	$1,932,091	$1,394,529

All of our wholly-owned segments reported aggregate gains in gross revenues in 2005 and 2004.

•	Las Vegas Locals gross revenues increased in 2005 and 2004 due primarily to the completion of our merger with Coast Casinos in July 2004. Also, South Coast operated for nine full days in 2005 due to its December opening.
•	Stardust gross revenues increased $8.4 million in 2005, primarily the result of an increase in slot winnings on a similar level of slot wagering. The increase in gross revenues at Stardust for 2004 is primarily the results of increased slot and table game wagering.
•	Gross revenues at Downtown Las Vegas increased $22 million from 2004 to 2005 due primarily to a $10.7 million increase in gaming revenues from increased slot wagering at each property and a $9.1 million increase in revenues at Vacations Hawaii, our Hawaiian charter operation, due to higher average charter prices. For 2004, each Downtown casino property also recorded increased slot wagering at each property as compared to 2003.
•	Central Region gross revenues increased from both 2003 and 2004 due mainly to the inclusion of results from Sam’s Town Shreveport, which we acquired in May 2004. Additionally, Central Region gross revenues were affected by the following items:
•	Despite its closure for 44 days during 2005 due to the Hurricane Katrina, Treasure Chest’s gross revenue was 4.0% greater than 2004 due to the limited competition in the New Orleans and Gulf Coast areas from other casinos and other forms of entertainment that were closed as a result of the effects of the hurricane.
•	Gross revenue from Delta Downs for 2005 was 0.9% greater than 2004. The impact of the closure due to the effects of Hurricane Rita was offset by the revenue from the new hotel and other amenities that opened in March 2005. Delta Downs gross revenues in 2004 were 4.2% less than 2003 due primarily to construction disruption related to a casino remodeling and reconfiguration project that was completed in 2004.
•	Sam’s Town Tunica gross revenues declined 11.1% in 2005 as compared to 2004 due primarily to decreased slot and table game wagering.

Adjusted EBITDA

See Note 17 to our Consolidated Financial Statements presented at Item 15. “Exhibits and Financial Statement Schedules,” for a definition of Adjusted EBITDA and reconciliations of this financial information.

	Year ended December 31,
(In thousands)	2005	2004	2003
Adjusted EBITDA
Las Vegas Locals	$313,082	$154,912	$39,622
Stardust	24,651	18,016	9,563
Downtown Las Vegas	52,295	38,738	40,511
Central Region	224,816	191,198	177,365

•	Las Vegas Locals Adjusted EBITDA increased increased in 2005 and 2004 due primarily to the completion of our merger with Coast Casinos in July 2004.
•	Adjusted EBITDA for the Stardust increased in 2005 and 2004 mainly due to the increase in gross revenues for each period combined with lower entertainment expenses in 2005 and 2004.
•	Adjusted EBITDA increased 35% in 2005 compared to 2004 for Downtown Las Vegas. This increase is due mainly to the growth in revenues for the period coupled with a decline in payroll expenses related to more efficient operations. This increase in Adjusted EBITDA was achieved despite a $5.4 million increase in fuel costs related to the Hawaiian charter operation.
•	Downtown Las Vegas Adjusted EBITDA declined $1.8 million, or 4.4%, in 2004 compared to 2003 despite a 2.9% increase in gross revenues due to a $3.6 million increase in charter fuel costs during the period.
•	Central Region Adjusted EBITDA increased from both 2003 and 2004 due mainly to the inclusion of results from Sam’s Town Shreveport which was acquired in May 2004. Other significant changes to Central Region Adjusted EBITDA are:
•	Adjusted EBITDA from Treasure Chest increased 103% in 2005 due to the increase in gross revenues combined with lower payroll and marketing expenses at the property due to the change in operations resulting from the impact of the hurricane.
•	Delta Downs Adjusted EBITDA increased 18.3% in 2005 due primarily to the increase in gross revenues combined with a decline in payroll expenses during the year due primarily to the change in operations resulting from the impact of the hurricane.

Operating Results – Discussion of Certain Charges

The following expenses and charges are further discussed below:

	Year ended December 31,
(In thousands)	2005	2004	2003
Depreciation and amortization	$174,939	$136,126	$93,756
Preopening expenses	18,927	2,308	—
Impairment loss	56,000	—	—
Deferred rent	5,131	1,994	—
Merger, acquisition and transition related expenses	—	6,534	—
Hurricane and related expenses, net	9,274	—	—
Blue Chip consulting termination fee	—	5,000	—

Depreciation and Amortization. Depreciation and amortization expense increased in 2005 due primarily to the full year of depreciation and amortization from Coast Casinos and Sam’s Town Shreveport that were acquired in 2004. The increase in depreciation and amortization expense from 2003 to 2004 was also primarily due to those 2004 acquisitions.

Preopening Expenses

•	In 2005, preopening expenses related to the following items:
•	$11.2 million for South Coast which opened in December 2005;
•	$3.5 million for the Echelon Place project;
•	$1.3 million for the Blue Chip expansion project; and
•	$2.9 million for other projects.
•	In 2004, preopening expenses related primarily to our unsuccessful efforts to develop gaming activities in Nebraska.

Impairment Loss. In 2005, we recorded a $56 million non-cash impairment loss to write down the long-lived assets at Stardust to their estimated fair value. Because we intend to redevelop the land on which Stardust is located and our plans include demolishing Stardust’s existing buildings and abandoning other related assets, we performed an impairment test for this property. This non-cash charge was the result of our calculation of the estimated remaining net cash flows for Stardust compared to the net book value of the assets expected to be demolished or abandoned. For more information about this project, see “Management’s Discussion and Analysis of Financial Position and Results of Operations — Projects.”

Deferred Rent. We record deferred rent related to certain of our Coast Casinos and Sam’s Town Shreveport land leases as the cash payments under the associated leases are currently less than the amount of rent expense recorded. Deferred rent increased in 2005 due primarily to the full year of deferred rent expense from Coast Casinos and Sam’s Town Shreveport due to their 2004 acquisitions. Deferred rent is recorded in selling, general, and administrative expenses on our consolidated statements of operations.

Merger, Acquisition and Transition Related Expenses. In 2004, we recorded $6.5 million of merger, acquisition and transition related expenses, $5.9 million of which related to indirect and general expenses of the Sam’s Town Shreveport acquisition and $0.6 million of which related to indirect, general and incremental expenses of the Coast Casinos merger.

Hurricane and Related Expenses, Net. Due to the effects of Hurricanes Katrina and Rita on two of our properties, we recorded $9.3 million of hurricane and related expenses, net of anticipated insurance recoveries, in 2005. Delta Downs recorded $1.0 million of net hurricane and related expenses, which represents the property damage deducible on its insurance policy. Treasure Chest recorded $8.0 million in net hurricane expenses comprised primarily of post-closing expenses. For more information on the status of insurance coverage at both properties, see “— Insurance Coverage Related to Hurricane Impacts at Treasure Chest and Delta Downs.”

Blue Chip Consulting Termination Fee. A consulting agreement signed in connection with Blue Chip’s purchase agreement provided for a $5.0 million contingent payment if certain tribal gaming facilities had not commenced gaming operations near our Blue Chip casino by a specified date. As tribal gaming facilities had not commenced by the specified date, we expensed and paid the $5.0 million fee during 2004. This fee was recorded in selling, general, and administrative expenses on our consolidated statements of operations.

Operating Income

	Year ended December 31,
(In thousands)	2005	2004	2003
Operating Income (Loss)
Las Vegas Locals	$218,564	$104,254	$20,667
Stardust	(45,274)	3,284	(4,470)
Downtown Las Vegas	36,663	23,643	25,178
Central Region	151,430	126,336	135,615
Corporate	(54,911)	(39,524)	(26,280)
Operating income from Borgata	96,014	77,965	(1,910)

Operating income	$402,486	$295,958	$148,800

•	Las Vegas Locals operating income increased in 2005 and 2004 due primarily to the completion of our merger with Coast Casinos in July 2004.
•	Stardust reported an operating loss for 2005 due primarily to the $56 million non-cash impairment loss previously discussed. Operating income increased in 2004 due primarily to the increase in 2004 gross revenues and reduced entertainment expenses in 2004.
•	Operating income increased 55% in 2005 compared to 2004 for Downtown Las Vegas. This increase is due mainly to the growth in revenues for the period coupled with a decline in payroll expenses related to more efficient operations.
•	Central Region operating income increased from 2004 due mainly to the inclusion of results from Sam’s Town Shreveport which was acquired in May 2004. Other significant changes to Central Region operating income are:
•	Operating income from Treasure Chest increased 110% in 2005 reflecting the increase in gross revenues combined with lower payroll and marketing expenses at the property due to the change in operations resulting from the hurricane impact.
•	Delta Downs operating income increased 8.1% in 2005 due primarily to the increase in gross revenues combined with a decline in payroll expenses during the year due primarily to the change in operations resulting from the hurricane impact.
•	Central Region operating income declined from 2003 to 2004 due primarily to the $5 million Blue Chip consulting termination fee recorded in 2004, $5.9 million of acquisition and transition related expenses incurred in 2004 from the Sam’s Town Shreveport acquisition and a 20% decline in Delta Downs operating income due to the construction disruption related to the casino remodeling and reconfiguration project that was completed in 2004.
•	Corporate expenses increased 39% in 2005 compared to 2004 due primarily to higher payroll costs in 2005 as a result of the addition of personnel from our recent acquisitions.

Operating Data for Borgata – our 50% joint venture in Atlantic City

The following table sets forth, for the periods indicated, certain operating data for Borgata, our 50% joint venture in Atlantic City. We use the equity method to account for our investment in Borgata. Borgata commenced operations on July 3, 2003.

	Year ended December 31,
(In thousands)	2005	2004	2003
Gross revenues	$944,705	$852,281	$359,859
Operating income (loss)	194,623	158,572	(2,885)
Total non-operating expenses	(23,435)	(25,107)	(17,508)
Net income (loss)	171,188	133,465	(20,393)

The following table reconciles the presentation of our share of Borgata’s operating results computed from the above table to the results presented in our accompanying consolidated statements of operations.

	Year ended December 31,
(In thousands)	2005	2004	2003
Our share of Borgata’s operating income (loss)	$97,312	$79,286	$(1,442)
Net amortization expense related to our investment in Borgata	(1,298)	(1,321)	(468)

Our share of Borgata’s operating income (loss) as reported on consolidated statement of operations	$96,014	$77,965	$(1,910)

Our share of Borgata’s non-operating expenses	$(11,718)	$(12,554)	$(8,754)

Our share of Borgata’s operating income increased $18.0 million in 2005 compared to 2004 due mainly to Borgata’s increase in gross revenues. Borgata’s gross revenues increased 10.8% in 2005 due primarily to increased table game and slot wagering. Our share of Borgata’s operating income increased $80 million in 2004 as Borgata operated for the full year as compared to approximately half of 2003. In addition, Borgata recorded $39 million in preopening expenses in 2003.

Borgata Tax Credits. Based on New Jersey state income tax rules, Borgata is eligible for state tax credits, a significant portion of which are refundable, under the New Jersey New Jobs Investment Tax Credit (“New Jobs Tax Credit”) because Borgata made a qualified investment in a new business facility that created new jobs. The total estimated available net New Jobs Tax Credits are approximately $75 million over a five-year period, subject to certain annual conditions. Borgata began receiving refunds related to this tax credit in early 2005. As such, Borgata recorded approximately $23 million of net New Jobs Tax Credits in 2004, comprised of New Jobs Tax Credits generated from the years ended December 31, 2003 and 2004. Borgata has recorded approximately $18.7 million of net New Jobs Tax Credits in 2005. Borgata expects to generate net New Jobs Tax Credits for both of the years ending December 31, 2006 and 2007, of approximately $16.8 million per year. Borgata may be entitled to incremental New Jersey New Jobs Investment Tax Credits as a result of its expansion projects. Additionally, Borgata is eligible to receive tax credits in an amount equal to 50% of its New Jersey Adjusted Net Profits Tax (“ANP Tax”), subject to capital expenditure requirements, for the state’s fiscal years ending June 30, 2004 through 2006. For the years ended December 31, 2005 and 2004, Borgata recorded approximately $1.9 million and $2.9 million, respectively, of ANP Tax credits.

Other Operating Items

Sam’s Town Tunica reported an operating loss of $5.6 million for 2005. Due to a history of operating losses at Sam’s Town Tunica, we continue to test the assets of Sam’s Town Tunica for recoverability pursuant to Statement of Financial Accounting Standards No. 144, or SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The asset recoverability test requires estimating Sam’s Town Tunica’s undiscounted future cash flows and comparing that aggregate total to the property’s carrying value. As the property’s estimated undiscounted future cash flows exceed its carrying value, we do not believe Sam’s Town Tunica’s assets to be impaired at this time. However, we will continue to monitor the performance of Sam’s Town Tunica and, if necessary, continue to update our asset recoverability test under SFAS No. 144. If future asset recoverability tests indicate that the assets of Sam’s Town Tunica are impaired, we will be subject to a non-cash write-down of its assets which would have a material impact on our consolidated statement of operations.

In 2006, we will begin to record expense related to our stock options. For more information about the adoption of this new accounting pronouncement, see, “ – New Accounting Policies.”

In connection with the planned closure and demolition of Stardust, we have reevaluated the estimated useful lives of the depreciable assets residing on the land associated with the redevelopment, including our corporate office building. We estimate that our depreciation expense in 2006 will be approximately $12 million greater than the depreciation expense under the originally assigned useful lives of these assets.

Also in connection with the Las Vegas Strip redevelopment plan, we anticipate that we will continue to operate the Stardust through 2006, after which we expect to close and demolish the property. In February 2006, we established and communicated our plan to provide one-time termination benefits to our Stardust employees. We currently estimate that the cost of these benefits will range from $7 million to $9 million and will be recorded as expenses over the required employee service period during 2006. At this time, the Company is unable to provide any further estimates regarding other amounts or charges to be incurred that will result from such exit or disposal activities related to the Stardust.

Other Non-Operating Expenses

	Year ended December 31,
(In thousands)	2005	2004	2003
Interest costs	$151,953	$107,487	$83,717
Less capitalized interest	(22,930)	(5,460)	(9,168)

Interest expense, net	129,023	102,027	74,549

Loss on early retirements of debt	17,529	4,344	—
Gain on sales of undeveloped land	(659)	(9,880)	—

Interest costs increased in 2005 and 2004 due to higher outstanding debt used to help finance the merger with Coast Casinos and the acquisition of Sam’s Town Shreveport in 2004. In addition, the interest rates on our variable rate debt increased in 2005 and 2004. Capitalized interest was higher in 2005 due to the increased amount of cash expenditures for projects under construction in 2005 such as South Coast and the Blue Chip expansion project.

In 2005, we recorded a loss on early retirement of debt related to our $200 million principal amount of 9.25% senior notes originally due in 2009. The $17.5 million loss is comprised of the premium related to the call for redemption of these notes, unamortized deferred loan costs and the notes’ market adjustments from fair value hedges. In 2004, we recorded a $4.3 million non-cash loss on early retirement of debt related to the write-off of unamortized debt fees associated with our old bank credit facility that was refinanced in 2004.

Provision for Income Taxes

The effective tax rate for 2005 was 34% compared to 40% in 2004 and 38% in 2003. The provision for 2005 includes a net tax benefit of $1.5 million for a tax retention credit related to the hurricanes. Included in the provision for 2004 was a $5.7 million charge, net of federal benefit, related to an adverse tax ruling in Indiana.

Cumulative Effect of a Change in Accounting Principle

In September 2004, the Emerging Issues Task Force, or EITF, of the Financial Accounting Standards Board, or FASB, issued EITF D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, which requires the application of the direct value method for intangible assets acquired in business combinations completed after September 29, 2004. In addition, EITF D-108 requires companies that have applied the residual method to the valuation of intangible assets acquired prior to such date for purposes of impairment testing to perform an impairment test using the direct value method commencing with their fiscal year beginning after December 15, 2004. Impairments of intangible assets recognized upon application of a direct value method should be reported as a cumulative effect of a change in accounting principle.

We have utilized a residual cash flow methodology in performing our annual impairment tests for all of our indefinite-lived intangible assets acquired prior to 2004. For the transition testing in 2005 as well as annually thereafter, we intend to utilize the direct value method to perform our impairment tests on such indefinite-lived intangible assets. Effective January 1, 2005, we completed this transition testing for all our intangible license rights and determined that the fair value of our Delta Downs intangible license rights was less than its book value. Accordingly, in 2005, we recorded a non-cash charge of $25.4 million, $16.4 million, net of taxes, to reduce the balance of this asset to its fair value. This charge has been reflected as a cumulative effect of a change in accounting principle, net of taxes, in the accompanying condensed consolidated statements of operations.

Liquidity and Capital Resources

Cash Flows Summary

	Year ended December 31,
(In thousands)	2005	2004	2003
Net cash provided by operating activities	$419,908	$259,039	$172,687

Cash flows from investing activities:
Capital expenditures	(618,444)	(268,848)	(81,536)
Net cash paid for Shreveport acquisition	—	(187,220)	—
Net cash paid for Coast Casinos acquisition	—	(909,245)	—
Investments in and advances to Borgata	—	(30,807)	(50,065)
Other	10,001	31,398	—

Net cash used in investing activities	(608,443)	(1,364,722)	(131,601)

Cash flows from financing activities:
Net borrowings under bank credit agreement	446,800	844,800	105,800
Net proceeds from issuance of long-term debt	—	344,596	16,000
Payments for retirements of long-term debt	(209,325)	—	(250,063)
Proceeds from issuance of common stock	21,999	22,979	7,522
Dividends paid on common stock	(40,735)	(24,717)	(9,679)
Other	(2,521)	(9,465)	(13,833)

Net cash provided by (used in) financing activities	216,218	1,178,193	(144,253)

	Year ended December 31,
(In thousands)	2005	2004	2003
Net increase (decrease) in cash and cash equivalents	$27,683	$72,510	$(103,167)

Cash Flow from Operating Activities and Working Capital

For 2005, we generated operating cash flow of $420 million compared to $259 million for 2004 and $173 million in 2003. The primary reason for the increase in operating cash flow in 2005 and 2004 is due to the addition of operating results of Coast Casinos, which we acquired in July 2004.

In addition, Borgata began distributions of its earnings to us in 2005 and distributed a total of $29 million in 2005. Both the joint venture agreement related to Borgata and Borgata’s bank credit agreement allow for certain limited distributions to be made to its partners. In February 2006, Borgata amended its bank credit agreement which increased the amount of allowable distributions to us. Borgata has significant uses for its cash flows, including maintenance and expansion capital expenditures, interest payments, state income taxes and debt principal payments. Borgata’s cash flows are primarily used for its business needs and are not generally available (except to the extent dividends are allowed to be paid to us) to service our indebtedness.

As of December 31, 2005 and 2004, we had balances of cash and cash equivalents of $188 million and $161 million, respectively, and working capital deficits of $152 million and $60 million, respectively.

Historically, we have operated with minimal or negative levels of working capital in order to minimize borrowings and related interest costs under our bank credit facility. The revolver portion of our bank credit facility generally provides any necessary funds for our day-to-day operations, interest and tax payments as well as capital expenditures. On a daily basis, we evaluate our cash position and adjust our revolver balance as necessary by either paying it down with excess cash or borrowing under the revolver. We also plan the timing and the amounts of our capital expenditures. We believe that our bank credit facility and cash flows from operating activities will be sufficient to meet our projected operating and maintenance capital expenditures for the next twelve months and the remaining costs associated with the Blue Chip and South Coast expansions as well as the expected expenditures for Echelon Place for the next twelve months.

Cash Flows from Investing Activities

Cash paid for capital expenditures in 2005 increased over 2004 due to spending on major projects and land acquisitions, including:

•	Blue Chip expansion project that opened in January 2006;
•	South Coast Hotel and Casino that opened in December 2005;
•	Delta Downs 206-room hotel that opened in March 2005;
•	Acquisition of Pennsylvania land; and
•	Acquisition of land under the Barbary Coast.

Spending on these projects totaled $489 million in 2005. In addition, for several of these projects, we have total construction payables at December 31, 2005 totaling $128 million that are expected to be paid in 2006. Other capital expenditures, primarily comprised of maintenance capital expenditures and hurricane repair costs, totaled $129 million in 2005. Capital expenditures in 2004 were significantly higher than 2003 due largely to the Blue Chip, South Coast and Delta Downs projects noted above that were also in progress during 2004. In addition, capital expenditures in 2004 included $20 million for The Orleans hotel tower and the purchase of land adjacent to the Stardust for a purchase price of $43 million, for which we paid $27 million in cash and assumed $16 million in debt.

In 2004, we paid net cash of $187 million for the acquisition of the partnership interests of Sam’s Town Shreveport and we paid net cash of $909 million for the acquisition of Coast Casinos.

Cash Flows from Financing Activities

Substantially all of the funding for our acquisitions and our renovation and expansion projects comes from cash flows from existing operations, as well as debt financing and equity issuances.

During 2005, we redeemed the entire $200 million principal amount of our 9.25% senior notes originally due in 2009 for approximately $209 million, funded by availability under our bank credit facility.

We began paying quarterly dividends in 2003. Dividends are declared at the discretion of our Board of Directors. We are subject to certain limitations regarding the payment of dividends, such as restricted payment limitations related to our outstanding notes and our bank credit facility.

In 2004, we issued $350 million principal amount of 6.75% senior subordinated notes due April 2014. Our net proceeds from the issuance of these notes were approximately $345 million, from which we repaid approximately $296 million of outstanding indebtedness under our bank credit facility. We used approximately $49 million of the net proceeds from this issuance to pay for a portion of the Shreveport acquisition.

In 2003, we redeemed the outstanding $116 million principal amount of 9.50% senior subordinated notes originally due in 2007 for approximately $122 million, we repaid and retired approximately $6.1 million of other indebtedness and repaid the $122 million outstanding principal amount of 9.25% senior notes at their maturity.

Expansion Projects

Blue Chip Expansion Project. In January 2006, we completed the expansion at Blue Chip Casino that included the construction of a new boat that allowed us to expand our casino to 2,170 slot machines and 51 table games and allowed for the casino to be located on one floor. We also completed the reconfiguring and refurbishing of the existing pavilion.

We are in the process of obtaining estimates and analyzing alternatives for operational uses for the old boat, including its use for conventions and meetings, offices and warehouse storage. Should we decide to sell the old boat, abandon it, or cease to use it in our operations, we would become subject to either an impairment analysis or accelerated depreciation expense, depending upon our intentions, which could have a material impact on our consolidated results of operations.

South Coast Project. The South Coast Hotel and Casino began operations in December 2005 with 647 hotel rooms, 2,366 slot machines and 52 table games. South Coast’s 4,400 seat equestrian and events center and an exhibit hall opened in February 2006. South Coast’s second hotel tower of approximately 695 hotel rooms, a spa and fitness center, and a swimming pool area are expected to open in the second quarter of 2006.

Echelon Place. In January 2006, we announced plans to redevelop the 63-acres we own on the Las Vegas Strip on which the Stardust Resort and Casino is currently located into Echelon Place. Plans for Echelon Place include a wholly-owned resort hotel, casino and spa and additional hotel and retail joint ventures between us and strategic partners. We expect to include four hotels in the project: Echelon Resort, the Shangri-La Hotel Las Vegas, Delano Las Vegas and Mondrian Las Vegas.

We anticipate that Echelon Resort will be wholly-owned and principally operated by us and will include two upscale hotel towers with an aggregate of approximately 3,300 guest rooms and suites. We expect that each hotel tower will contain its own spa and will connect directly to extensive public areas containing a 140,000 square-foot casino, approximately 25 restaurants and bars, and pool and garden areas. We also plan to build a 4,000-seat theatre with a large stage and stadium seating designed to accommodate major concerts and production shows, as well as 1,500-seat theater to house smaller shows and touring acts.

Our plans for Echelon Place also include the Shangri-La Hotel Las Vegas, which will be located within a portion of one of the upscale hotel towers at Echelon Resort. The Shangri-La Hotel Las Vegas is expected to include approximately 400 guest rooms and suites, a 20,000 square foot spa, two restaurants and meeting space. While we plan to own this hotel, we have entered into a management agreement with Shangri-La Hotels and Resorts for its management.

We have also entered into a 50/50 joint venture agreement with a subsidiary of Morgans Hotel Group Co., or Morgans, for the development of two additional hotels within Echelon Place: Delano Las Vegas and Mondrian Las Vegas, which are expected to include approximately 600 and 1,000 guest rooms and suites, respectively. We anticipate that Delano Las Vegas will also feature a nightclub, spa, lobby bar and restaurant, and a private pool and recreation area. We expect that Mondrian Las Vegas will also feature a distinctive bar and restaurant, meeting and conference space, and a private pool and recreation area. We have entered into a management agreement with Morgans for them to manage both Delano Las Vegas and Mondrian Las Vegas.

The redevelopment plans also include the Las Vegas ExpoCenter at Echelon Place, featuring approximately 650,000 square feet of exhibition and pre-function space and approximately 175,000 square feet of meeting and conference space. In addition, Echelon Place is expected to include over 350,000 square feet of shopping, dining, nightlife and cultural space with the Retail Promenade, which we plan to develop with a joint venture partner. We also plan to reserve a three-acre parcel within Echelon Place for future development.

We anticipate that the total cost of Echelon Place, including both our wholly-owned portions and the joint venture portions, will be approximately $4.0 billion. We expect our wholly-owned portions of Echelon Place, which include Echelon Resort and the Las Vegas ExpoCenter, to cost approximately $2.9 billion. We expect that, in conjunction with our joint venture with Morgans, we will contribute approximately 6.5 acres of land (valued at approximately $15.0 million per acre) and Morgans will contribute approximately $97.5 million to the venture, and that the venture will arrange non-recourse project financing to develop the two hotel properties, for a total project cost of approximately $700 million.

We plan to develop Echelon Place in one phase and to open it in early 2010. We intend to continue to operate the Stardust through 2006 as we move forward with Echelon Place’s planning, design and permitting process, and thereafter to close and demolish the Stardust to commence construction of Echelon Place.

In 2006, we expect to record capital and preopening expenditures totaling approximately $170 million for the Blue Chip, South Coast and Echelon Place projects. The source of funds for our wholly-owned projects is expected to come primarily from cash flows from operations and availability under our bank credit facility, to the extent availability exists after we meet our working capital needs. Additional funds are expected to be generated from incremental bank financing or additional debt. We could also fund these projects with equity offerings. Additional financing may not be available to us, or, if available, may not be on terms favorable to us.

We can provide no assurances that our expansion and development projects will be completed within our current estimates, commence operations as expected, include all of the anticipated amenities, features or facilities or achieve market acceptance. Our expansion project at South Coast is subject to the many risks inherent in expansion projects, including potential unanticipated design, construction, regulatory, legal and environmental problems, increased project costs and timing delays. In addition, the Echelon Place development project is subject to all of the same risks discussed above, as well as those additional risks inherent in the development and operation of a new or expanded business enterprise, including potential unanticipated operating problems. If our expansion or development projects do not become operational within the time frame and project costs currently contemplated or do not successfully compete in their markets, it could have a material adverse effect on our business, financial condition and results of operations. Once our projects become operational, they will face many of the same risks that our current properties face including, but not limited to, increases in taxes due to changes in legislation. In addition, the Blue Chip expansion project may not help us compete with new or increased competition. For additional information regarding associated risks, see “Risk Factors – Our expansion, development and renovation projects may face significant risks inherent in construction projects or implementing a new marketing strategy, including receipt of necessary government approvals.”

Other Opportunities. We regularly investigate and pursue additional expansion opportunities both in Nevada and in other markets where casino gaming is currently permitted. We also pursue expansion opportunities in jurisdictions where casino gaming is not currently permitted in order to be prepared to develop projects upon approval of casino gaming. Such expansions will be affected and determined by several key factors, including:

•	outcome of license selection processes;
•	approval of gaming in jurisdictions where we have been active but where casino gaming is not currently permitted;
•	identification of additional suitable investment opportunities in current gaming jurisdictions; and
•	availability of acceptable financing.

Additional projects may require us to make substantial investments or may cause us to incur substantial costs related to the investigation and pursuit of such opportunities, which investments and costs we may fund through cash flow from operations or availability under our bank credit facility. To the extent such sources of funds are not sufficient, we may also seek to raise such additional funds through public or private equity or debt financings or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to us.

Potential Pennsylvania Gaming Operation. In November 2005, the limited partnership formed for our development project in Pennsylvania, in which we are the general partner and have an ownership interest of 90%, acquired property near Philadelphia and, in December 2005, submitted gaming applications with the Pennsylvania Gaming Control Board seeking selection to apply for a gaming license. The 125-acre site is part of a 260-acre planned retail and commercial property development. If we are selected to receive a gaming license, we plan to invest approximately $400 million in the initial phase of a casino entertainment facility. Of this amount, approximately $26 million was paid for the land. In addition, we posted a $50 million letter of credit in December 2005 in connection with our application for the gaming license. The first phase of the project is expected to include approximately 3,000 slot machines, a 200-room hotel, three restaurants and other amenities. Although we expect to own a substantial majority of and control the project, we plan to develop the project in conjunction with a group of limited partners consisting of local business and professional leaders.

North Las Vegas Locals Casino. In February 2006, we purchased a 40-acre parcel in North Las Vegas for approximately $35 million for the development of a Las Vegas locals casino. We anticipate beginning work in 2007 on the development of a full-service casino hotel for this site which is expected to open in early 2009.

Corporate Office Building. In February 2006, we purchased a new corporate office building for $26 million to replace the corporate office building we expect to abandon and demolish in connection with the Las Vegas Strip redevelopment project.

Insurance Coverage Related to Hurricane Impacts at Treasure Chest and Delta Downs

Property Damage – Treasure Chest and Delta Downs. Insurance policies carried on both Treasure Chest and Delta Downs include coverage for replacement costs related to property damage with associated deductibles of $1 million and certain other limitations. Based upon the minor damage sustained at Treasure Chest from the hurricane, no insurance claim was made for property damage because the deductible was not met. We have submitted insurance claims for the property damage sustained by Delta Downs from the hurricane because the damage exceeded the related insurance deductible. In 2005, we received insurance advances totaling $10.0 million from our insurance carrier, approximately $6 million of which related to partial reimbursement for property damage. We can provide no assurances that additional property damage will not be discovered as repairs are made for both Treasure Chest and Delta Downs or that any additional property damage would be covered by insurance.

As discussed above, our insurance policy at Delta Downs covers replacement costs for property damage. Through December 31, 2005, we received insurance advances related to property damage at Delta Downs in an amount that approximated the net book value of assets damaged or destroyed, net of the $1 million deductible. However, the cost of rebuilding and repairing these assets is expected to exceed the net book value of such assets. We expect the hurricane reconstruction costs will range from $35 million to $40 million. Through December 31, 2005, we had incurred approximately $22 million of capital expenditures related to this reconstruction project, $1 million of which will not be reimbursed due to the associated deductible and approximately $15 million of which had not yet been reimbursed by insurance. Any further insurance advances or settlements related to property damage will be recorded as a gain on our consolidated statement of operations, when fully realized, as the insurance proceeds would then exceed the net book value of damaged or destroyed assets. In 2006, we have received additional insurance advances totaling $14.0 million, all of which related to partial reimbursement of property damage. We are working with our insurance company on the scope of our reconstruction project and can provide no assurance that we will receive full reimbursement for the total cost of our reconstruction project.

Business Interruption – Treasure Chest. Treasure Chest maintains business interruption insurance that covers lost profits and continuing normal operating expenses, up to a maximum amount of $10 million. This coverage pertains to business interruption due to civil authority, ingress/egress or off-premise utility interruption. Our insurance carrier has notified us that they are denying our business interruption claim. Therefore, we have not recorded a receivable from our insurance carrier for post-closing expenses as recovery of these amounts currently does not appear to be probable. We intend to vigorously pursue our claims under Treasure Chest’s insurance policy.

Business Interruption – Delta Downs. Delta Downs maintains business interruption insurance that covers lost profits and continuing normal operating expenses, up to a maximum of $1 million per day. Our insurance carrier has confirmed that Delta Downs is covered under the policy for these items due to the effects of the hurricane. As such, we have recorded an insurance receivable for post-closing expenses. As noted above, we received advances of $10.0 million from our insurance carrier in 2005, approximately $4 million of which related to partial reimbursement of post-closing expenses. At December 31, 2005, the insurance receivable balance related to post-closing expenses at Delta Downs was $4.3 million. Any recoveries for Delta Downs’ lost profits from the insurance carrier will be recorded on our consolidated statement of operations when fully realized. As of December 31, 2005, we had not received any such recoveries for lost profits related to Delta Downs.

Indebtedness

Our long-term debt primarily consists of a bank credit facility and senior subordinated notes. We pay variable interest based on LIBOR on our bank credit facility. In 2004, we restated our bank credit facility, and in 2005 we amended it to increase the revolving portion of the facility to $1.35 billion and to extend the maturity date of the revolving portion to June 2011. At December 31, 2005, we had availability under our bank credit facility of $162 million. We pay fixed rates of interest ranging from 6.75% to 8.75% on our notes. In 2005, we redeemed all of our outstanding 9.25% senior notes originally due in 2009 with availability under our bank credit facility.

Subsequent Event. On January 30, 2006, we issued $250 million principal amount of 7.125% senior subordinated notes due February 2016. The net proceeds of this debt issuance were approximately $246 million which was used to repay a portion of the outstanding borrowings under our bank credit facility.

Bank Credit Facility Covenants. Our bank credit facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a fixed charge coverage ratio, (ii) establishing a maximum permitted total leverage ratio and senior leverage ratio, (iii) imposing limitations of the incurrence of additional secured indebtedness and (iv) imposing restrictions on investments, dividends and certain other payments. We believe are in compliance with the bank credit facility covenants at December 31, 2005.

Notes. Our $250 million, $300 million, $350 million and $250 million principal amounts of senior subordinated notes due 2012, 2012, 2014, and 2016, respectively, contain limitations on, among other things, (i) our ability and our restricted subsidiaries’ (as defined in the indentures governing the notes) ability to incur additional indebtedness, (ii) the payment of dividends and other distributions with respect to our capital stock and of our restricted subsidiaries and the purchase, redemption or retirement of our capital stock and our restricted subsidiaries, (iii) the making of certain investments, (iv) asset sales, (v) the incurrence of liens, (vi) transactions with affiliates, (vii) payment restrictions affecting restricted subsidiaries, (viii) certain consolidations, mergers and transfers of assets. We believe we are in compliance with the covenants related to notes outstanding at December 31, 2005.

Our ability to service our debt will be dependent on future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, certain of which are beyond our control. It is unlikely that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness as it matures and to fund our other liquidity needs. We believe that we will need to refinance all or a portion of our indebtedness at each maturity.

Contractual Obligations and Commitments. The following table summarizes our contractual obligations as of December 31, 2005.

	Payments Due by Period
(In thousands)	Total	2006	2007	2008	2009	2010	Thereafter
Contractual Obligations
Long-term debt obligations	$2,557,035	$5,729	$20,896	$5,582	$5,616	$1,139,952	$1,379,260
Capital lease obligations	—	—	—	—	—	—	—
Operating lease obligations	534,859	16,507	13,694	12,019	10,584	8,872	473,183
Interest obligations on fixed-rate debt(1)	502,280	70,946	69,990	69,511	69,477	69,441	152,915
Purchase obligations
Entertainment contracts	3,545	3,545	—	—	—	—	—
Construction projects	49,946	49,946	—	—	—	—	—
Other(2)	157,334	48,671	37,009	33,633	34,023	3,300	698
Other long-term obligations(3)	10,698	1,542	471	402	356	251	7,676

Total contractual obligations	$3,815,697	$196,886	$142,060	$121,147	$120,056	$1,221,816	$2,013,732

(1)	Includes interest rate obligations on our fixed rate debt that comprises $0.9 billion of our total December 31, 2005 debt balance of $2.6 billion. Our variable rate debt at December 31, 2005 consists of $1.6 billion in outstanding balances on our bank credit facility. Interest payments for future periods related to the variable rate debt are dependent upon certain items including future eurodollar rates and the outstanding borrowings under the bank credit facility, that fluctuate from period to period and have not been presented in this table. At December 31, 2005, the blended interest rate for outstanding borrowings under the bank credit facility was 5.7%.
(2)	Other consists of various contracts for good and services, including our contract for Hawaiian air charter operations.
(3)	Other long-term obligations relate primarily to deferred compensation balances at December 31, 2005.

In addition, we have outstanding commitments at December 31, 2005. At December 31, 2005, we were in the process of completing projects at Blue Chip and South Coast. Open purchase orders related to these projects are included in the table above.

In conjunction with the limited partnership formed for our development project in Pennsylvania, in which we are the general partner and have an ownership interest of 90%, we made a commitment to contribute capital of $50 million to the partnership if we are selected to receive a gaming license from the Pennsylvania Gaming Control Board. As of December 31, 2005, we had contributed approximately $26 million to the partnership in order for the partnership to purchase land in Pennsylvania. Additionally, we posted a $50 million letter of credit in December 2005 in connection with our application for the gaming license.

As discussed above, we purchased land located in Pennsylvania for the development of a potential casino resort. We paid approximately $26 million and issued a $6.3 million contingent promissory note for the land acquisition. The contingent note does not bear interest and becomes payable if the Pennsylvania Gaming Control Board issues a gaming license permitting gambling on the site, subject to certain conditions. Should a gaming license be issued for our site, we will record the note payable and increase the historical cost of the land on our consolidated balance sheet.

In 2006, we entered into a 50/50 joint venture agreement with Morgans as part of the development for Echelon Place. In conjunction with this joint venture agreement, we expect to contribute approximately 6.5 acres of land (valued at approximately $15.0 million per acre) and Morgans will contribute approximately $97.5 million to the venture, and that the venture will arrange non-recourse project financing to develop two hotel properties, for a total project cost of approximately $700 million.

We are required to pay, to the City of Kenner, Louisiana, a boarding fee of $2.50 for each passenger boarding our Treasure Chest riverboat casino during the year. The future minimum payment due in 2006 to the City of Kenner, based upon a portion of actual passenger counts from the prior year, is approximately $3.5 million.

In 2005, the Illinois legislature passed new legislation for wagering taxes that imposes a minimum wagering tax for casinos for the next two state-based fiscal years ending June 30, 2007. Under these minimum wagering tax provisions, during each of the State’s fiscal years ending June 30, 2006 and 2007, Par-A-Dice will be required to remit to the State the amount, if any, by which $43 million exceeds the wagering taxes actually paid by Par-A-Dice during each of those fiscal years. The payments, if any, are required by each of June 15, 2006 and 2007.

Off Balance Sheet Arrangements. Our off balance sheet arrangements consist primarily of investments in unconsolidated affiliates, which mainly consist of our investment in Borgata. We have not entered into any transactions with special purpose entities, nor have we engaged in any derivative transactions other than straightforward interest rate swaps and collars, and through Borgata, interest rate swaps, caps and collars. Our joint venture investment allows us to realize the benefits of owning a full-scale resort in a manner that lessens our initial investment. We do not guarantee financing obtained by Borgata, nor are there any other provisions of the venture agreement which are unusual or subject us to risks to which we would not be subjected if we had full ownership of the resort.

We have entered into certain agreements that contain indemnification provisions such as indemnification agreements with our executive officers and directors and provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act. In addition, our Restated Articles of Incorporation and Restated Bylaws contain provisions that provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law.

At December 31, 2005, we had outstanding letters of credit totaling $53.8 million which primarily relate to an application for a gaming license in Pennsylvania.

New Accounting Policies

In December 2004, the FASB issued SFAS 123R, Share-Based Payment, which revised SFAS No. 123, Accounting for Stock-Based Compensation and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). This cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement also addresses the accounting for the tax effects of share-based compensation awards. Pursuant to a Securities and Exchange Commission rule issued in April 2005, this statement is effective for us commencing on January 1, 2006. We are adopting this standard on that date using the modified prospective application. Under the modified prospective application, we will expense the cost of share-based compensation awards issued after January 1, 2006. Additionally, we will recognize compensation cost for the portion of awards outstanding on January 1, 2006 for which the requisite services have not been rendered over the periods the requisite services will be rendered after January 1, 2006. Based upon stock options outstanding at December 31, 2005, we estimate that for those options, we will record approximately $20 million in stock option expense for the year ending December 31, 2006. The amount of stock option expense to be recorded for each quarter is not pro-rata, but based upon certain factors, including the timing of the stock options vesting during each quarter. We currently estimate the amount of stock option expense to be recorded in the three month period ending March 31, 2006 will approximate $6 million. Any stock option grants in 2006 will increase our estimate of stock option expense to be recorded for the year. We can provide no assurances that the actual amount of stock option expense to be recorded in 2006 will approximate our current estimate.

In March 2005, the FASB issued Interpretation 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143. This interpretation clarified the term “conditional asset retirement obligation” and also clarified the requirement to recognize a liability for the fair value of such an obligation when incurred if the liability’s fair value can be reasonably estimated. The 2005 adoption of FIN 47 did not have a material impact on our consolidated financial statements.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Additionally, this statement provides guidance on recording and disclosing changes in accounting estimates. We will adopt this statement on January 1, 2006 and do not expect its adoption to have a material effect on our financial statements.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make estimates and assumptions that affect the reported amounts included in our consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from the estimates. We believe the following critical accounting policies may require a higher degree of judgment and complexity.

Goodwill, Intangible and Other Long-Lived Assets. We evaluate our goodwill, intangible other long-lived assets in accordance with the applications of SFAS No. 142 related to goodwill and other intangible assets and SFAS No. 144 related to impairment or disposal of long-lived assets. For goodwill and intangible assets, we review the carrying values on an annual basis and between annual dates in certain circumstances. For assets to be disposed of, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For assets to be held and used, we review for impairment whenever indicators of impairment exist.

Inherent in the reviews of the carrying amounts of the above assets are various estimates. First, management must determine the usage of the asset. To the extent management decides that an asset will be sold or disposed of, it is more likely that an impairment may be recognized. Assets must be tested at the lowest level for which identifiable cash flows exist. This means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the various properties where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our properties.

In accordance with SFAS No. 144, we have tested the assets of Sam’s Town Tunica for recoverability during 2005 due to a history of operating losses. As the property’s estimated undiscounted future cash flows exceed its carrying value, we do not believe these assets to be impaired at this time. However, we will continue to monitor the performance of Sam’s Town Tunica as well as continue to update our asset recoverability test under SFAS No. 144. If future asset recoverability tests indicate that the assets of Sam’s Town Tunica are impaired, we will be subject to a non-cash write-down of its assets which would likely have a material impact on our consolidated financial statements.

We determined that the impact of Hurricanes Katrina and Rita was a triggering event requiring impairment tests for Treasure Chest and Delta Downs’ assets during 2005. Our impairment tests were based upon estimated future cash flows from these properties. Based upon the results of the tests, no impairment was indicated for any of the assets tested.

Because we intend to redevelop the land on which Stardust is located and our plans include demolishing Stardust’s existing buildings and abandoning other related assets, we performed an impairment test for this property. Based upon the results of this test, we recorded a $56 million non-cash impairment loss in 2005 to write down the long-lived assets of the Stardust to their estimated fair value.

Capital Expenditures and Depreciation. We must also make estimates and assumptions when accounting for capital expenditures. Whether an expenditure is considered a maintenance expense or a capital asset is a matter of judgment. Our depreciation expense is highly dependent upon the assumptions we make about our assets’ estimated useful lives. We determine the estimated useful lives based upon our experience with similar assets. Whenever events or circumstances occur which change the estimated useful life of an asset, we account for the change prospectively. For example, in connection with the planned closure and demolition of Stardust, we have reevaluated the estimated useful lives of the depreciable assets residing on the land associated with the redevelopment, including our corporate office building. We estimate that our depreciation expense in 2006 will be approximately $12 million greater than the depreciation expense under the originally assigned useful lives of these assets.

Capitalized Interest. We capitalize interest costs associated with major construction projects. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using our weighted average cost of borrowing. Capitalization of interest ceases when the project or discernible portions of the project are complete. We amortize capitalized interest over the estimated useful life of the related asset.

Derivative Instruments. We utilize an investment policy for managing risks associated with our current and anticipated future borrowings, such as interest rate risk and its potential impact on our fixed and variable rate debt. Under this policy, we may utilize derivative contracts that effectively convert our borrowings from either floating rate to fixed or fixed rate to floating. The policy does not allow for the use of derivative financial instruments for trading or speculative purposes. To the extent we employ such financial instruments pursuant to this policy, and the instruments qualify for hedge accounting, we designate and account for them as hedged instruments. In order to qualify for hedge accounting, the underlying hedged item must expose us to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce our exposure to market fluctuations throughout the hedged period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss in the period of change. Otherwise, gains and losses are not recognized except to the extent that the hedged debt is disposed of prior to maturity or to the extent that acceptable ranges of ineffectiveness exist in the hedge. Net interest paid or received pursuant to the financial instrument is included in interest expense in the period.

At December 31, 2005, we had seven derivative instruments outstanding with a total notional amount of $350 million. One of these derivative instruments is a fixed-to-floating swap that meets the criteria for fair value hedge accounting established by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, as well as the criteria for the “shortcut” method, which allows for an assumption of no ineffectiveness. As such, there was no net impact on our consolidated statement of operations from changes in value of the hedging instrument. Instead, the fair value of the instrument is recorded as either an asset or liability on our consolidated balance sheets with offsetting adjustments to the carrying values of the related debt. As such, at December 31, 2005, we recorded a long-term asset of $1.5 million on the accompanying consolidated balance sheet, representing the fair market value of the swap at that date. The corresponding net adjustment increased the carrying value of the long-term debt items hedged, as the interest rate swap is considered highly effective under the criteria established by GAAP.

At December 31, 2005, we also had four floating-to-fixed derivative instruments and two interest rate collars designated as cash flow hedges. On a quarterly basis, we monitor the effectiveness of these derivatives and record any ineffectiveness in our consolidated statements of operations. Our derivative instruments are recorded on our consolidated balance sheets at their fair value. For the six derivatives discussed, we recorded an asset of $6.1 million as of December 31, 2005.

Borgata Derivative Instruments. In addition, Borgata, our joint venture project, utilized derivative financial instruments designated as cash flow hedges, the last of which expired in December 2005. The following table reports our share of the effects of Borgata’s derivative instruments for the periods indicated. Our share of the increase or decrease in fair value of certain financial instruments related to hedges deemed to be ineffective is reported on our accompanying consolidated statements of operations. Our share of the increase or decrease in fair value of certain financial instruments related to hedges deemed to be effective is reported in other comprehensive income on the accompanying consolidated balance sheets. For more information on the derivatives, see Item 7A. “Quantitative and Qualitative Disclosure about Market Risk.”

	Year Ended December 31,
(In thousands)	2005	2004	2003
Net gain (loss) on derivative instruments due to ineffectiveness in certain hedges
Reported during preopening stage and included in operating loss from Borgata	$—	$—	$(309)
Reported during operating stage and included in non-operating expense from Borgata	(404)	111	350

Derivative instruments market adjustment	$2,927	$4,643	$4,192
Tax effect of derivative instruments market adjustment	1,044	1,655	1,532

Net derivative instruments market adjustment	$1,883	$2,988	$2,660

Stock-Based Employee Compensation. We are required to estimate the fair value of stock options grants and, beginning in 2006, record the related employee stock-based compensation costs in our consolidated statements of operations. To value our options, we utilize a Black-Scholes option pricing model that requires the formation of assumptions to be used in the model, such as expected stock volatility, risk-free interest rates, expected option lives and dividend yields. We formed our assumptions using historical experience, observable conditions and a third party valuation of our stock options.

Income Taxes. We are subject to income taxes in the United States and several states in which we operate. We account for income taxes according to SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards, tax credit carryforwards and certain temporary differences. A valuation allowance is recognized if, based upon the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be recognized.

Our income tax returns are subject to examination by tax authorities. We regularly assess the potential outcome of these examinations in determining the adequacy of our provision for income taxes and our income tax liabilities. To determine necessary reserves, we must make assumptions and judgments about potential actions by taxing authorities, partially based on past experiences. Our estimate of the potential outcome for any uncertain tax issue is highly judgmental, and we believe we have adequately provided for any reasonable and foreseeable outcomes relating to uncertain tax matters. When actual results of tax examinations differ from our estimates or when potential actions are settled differently than we expected, we adjust the income tax provision and our tax reserves in the current period.

Self-Insurance Reserves. We are self-insured up to certain stop loss amounts for employee heath coverage, workers’ compensation and general liability costs. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not yet reported. In estimating these accruals, we consider historical loss experience and make judgments about the expected levels of costs per claims. We believe our estimates of future liability are reasonable based upon our methodology; however, changes in health care costs, accident frequency and severity and other factors could materially affect the estimate for these liabilities.

Litigation, Claims and Assessments. We also utilize estimates for litigation, claims and assessments related to our business and tax matters. These estimates are based upon our knowledge and experience about past and current events and also upon reasonable assumptions about future events. Actual results could differ from these estimates.